Exhibit 4.39

EXECUTION VERSION

PROGRAMME AGREEMENT

DATED 10 MAY 2013

LUXOTTICA GROUP S.p.A.

€2,000,000,000
EURO MEDIUM TERM NOTE PROGRAMME

Allen & Overy Studio Legale Associato

THIS AGREEMENT is dated 10 May 2013

BETWEEN:

(1)                              Luxottica Group S.p.A. (the Issuer);

(2)                              Luxottica U.S. Holdings Corp. and Luxottica S.r.l. (each a Guarantor and together, the Guarantors); and

(3)                              Banca IMI S.p.A., BNP Paribas, Citigroup Global Markets Limited, Crédit Agricole Corporate and Investment Bank, Deutsche Bank AG, London Branch, J.P.Morgan Securities plc, Mediobanca – Banca di Credito Finanziario S.p.A., Merrill Lynch International, The Royal Bank of Scotland plc and UniCredit Bank AG (the Initial Dealers).

IT IS AGREED:

1.                                    DEFINITIONS AND INTERPRETATION

1.1                            In this Agreement:

Agency Agreement means the agreement dated 10 May 2013 between the Issuer, the Guarantors, the Trustee, the Agent and the other Paying Agents referred to in it under which, amongst other things, the Agent is appointed as issuing agent, principal paying agent and agent bank for the purposes of the Programme;

Agent means BNP Paribas Securities Services, Luxembourg Branch as Agent under the Agency Agreement and any successor agent appointed in accordance with the Agency Agreement;

Agreement Date means, in respect of any Note, the date on which agreement is reached for the issue of such Note as contemplated in clause 2 which, in the case of Notes in relation to which a Subscription Agreement is entered into, shall be the date on which the Subscription Agreement is signed by or on behalf of all the parties to it except that for the purposes of the proviso to sub-clause 5.2(b) only, Agreement Date means the date on which the issue of Notes is first priced;

Agreements means each of this Programme Agreement, the Trust Deed, the Agency Agreement and the Issuer-ICSDs Agreement;

Arranger means UniCredit Bank AG and any other entity appointed as an arranger for the Programme or in respect of any particular issue of Notes under the Programme and references in this Agreement to the Arranger shall be references to the relevant Arranger;

Base Prospectus means the Base Prospectus prepared in connection with the Programme and constituting a base prospectus for the purposes of Article 5.4 of the Prospectus Directive as revised, supplemented or amended from time to time by the Issuer and the Guarantors in accordance with subclause 5.2 including any documents which are from time to time incorporated in the Base Prospectus by reference, provided that:

(a)                               in relation to each Tranche of Notes the applicable Final Terms shall be deemed to be included in the Base Prospectus; and

(b)                              for the purpose of subclause 4.2 in respect of the Agreement Date and the Issue Date, the Base Prospectus means the Base Prospectus as at the Agreement Date, but without prejudice to (a) above not including any subsequent revision, supplement or amendment to it or incorporation of information in it;

Confirmation Letter means:

(a)                               in respect of the appointment of a third party as a Dealer for the duration of the Programme, the Confirmation Letter substantially in the form set out in Part 2 of Appendix 3; and

(b)                              in respect of the appointment of a third party as a Dealer for one or more particular issues of Notes under the Programme, the Confirmation Letter substantially in the form set out in Part 4 of Appendix 3;

CSSF means Commission de Surveillance du Secteur Financier;

Dealer means each of the Initial Dealers (including UniCredit Bank AG in its capacity as Arranger) and any New Dealer and excludes any entity whose appointment has been terminated pursuant to clause 10, and references in this Agreement to the relevant Dealer shall, in relation to any Note, be references to the Dealer or Dealers with whom the Issuer has agreed the issue and purchase of such Note;

Dealer Accession Letter means:

(a)                               in respect of the appointment of a third party as a Dealer for the duration of the Programme, the Dealer Accession Letter substantially in the form set out in Part 1 of Appendix 3; and

(b)                              in respect of the appointment of a third party as a Dealer for one or more particular issues of Notes under the Programme, the Dealer Accession Letter substantially in the form set out in Part 3 of Appendix 3;

Exchange Act means the United States Securities Exchange Act of 1934;

Final Terms means the final terms issued in relation to each Tranche of Notes (substantially in the form of Annex 3 to the Procedures Memorandum) and giving details of that Tranche and, in relation to any particular Tranche of Notes, applicable Final Terms means the Final Terms applicable to that Tranche;

FSMA means the Financial Services and Markets Act 2000;

GAAP means IFRS, Italian GAAP and U.S. GAAP, as applicable to the Issuer and each Guarantor;

Group means the Issuer and its Subsidiaries from time to time;

Guarantee means the guarantee contained in clause 7 of the Trust Deed;

IFRS means International Financial Reporting Standards (formerly International Accounting Standards) issued by the International Accounting Standards Board (IASB) and interpretations issued by the International Financial Reporting Interpretations Committee of the IASB (as amended, supplemented or re-issued from time to time);

Initial Documentation List means the lists of documents set out in Appendix 1;

Issuer-ICSDs Agreement means the agreement dated 10 May 2013 between the Issuer, Euroclear and Clearstream, Luxembourg;

Italian GAAP means generally accepted accounting principles in the Republic of Italy;

Law on Prospectuses for Securities means the Luxembourg act dated 10 July 2005 on prospectuses for securities implementing the Prospectus Directive;

Lead Manager means, in relation to any Tranche of Notes, the person named as the Lead Manager in the applicable Subscription Agreement;

Listing Agent means, in relation to any Notes which are, or are to be, listed on a Stock Exchange, the listing agent appointed by the Issuer from time to time for the purposes of liaising with that Stock Exchange;

New Dealer means any entity appointed as an additional Dealer in accordance with clause 11;

Note means a Note issued or to be issued by the Issuer under the Programme, which Note may be represented by a Global Note or be in definitive form including coupons or talons relating to it;

2010 PD Amending Directive means Directive 2010/73/EU;

Procedures Memorandum means the Operating and Administrative Procedures Memorandum dated 10 May 2013 as amended or varied from time to time including, in respect of any Tranche, by agreement between the Issuer, the Guarantors and the relevant Dealer or Lead Manager with the approval of the Agent;

Programme means the Euro Medium Term Note Programme established on 10 May 2013;

Prospectus Directive means Directive 2003/71/EC as amended (which includes the amendments made by the 2010 PD Amending Directive to the extent that such amendments have been implemented in a Member State of the European Economic Area);

Relevant Party means each Dealer, each of their respective affiliates and each person who controls them (within the meaning of section 15 of the Securities Act or section 20 of the Exchange Act) and each of their respective directors, officers, employees and agents;

Securities Act means the United States Securities Act of 1933;

Standard & Poor’s means Standard & Poor’s Credit Market Services France SAS;

Stock Exchange means the Luxembourg Stock Exchange or any other stock exchange on which any Notes may from time to time be listed, and references in this Agreement to the relevant Stock Exchange shall, in relation to any Notes, be references to the stock exchange or stock exchanges on which the Notes are from time to time, or are intended to be, listed;

Subscription Agreement means an agreement supplemental to this Agreement (by whatever name called) in or substantially in the form set out in Appendix 5 or in such other form as may be agreed between the Issuer, the Guarantors and the Lead Manager or one or more Dealers (as the case may be);

Trust Deed means the Trust Deed dated 10 May 2013 between the Issuer, the Guarantors and the Trustee under which Notes will, on issue, be constituted and which sets out the terms and conditions on which the Trustee has agreed to act as trustee and includes any trust deed or other document executed by the Issuer, the Guarantors and the Trustee in accordance with the provisions of the Trust Deed and expressed to be supplemental to the Trust Deed;

Trustee means BNP Paribas Trust Corporation UK Ltd and any other trustee or trustees for the time being for the holders of the Notes appointed in accordance with the Trust Deed; and

U.S. GAAP means generally accepted accounting principles in the United States.

1.2                            (a)                               In this Agreement, unless the contrary intention appears, a reference to:

(i)                                  an amendment includes a supplement, restatement or novation and amended is to be construed accordingly;

(ii)                             a person includes any individual, company, unincorporated association, government, state agency, international organisation or other entity;

(iii)                          a provision of a law is a reference to that provision as extended, amended or re-enacted;

(iv)                          a clause or appendix is a reference to a clause of, or an appendix to, this Agreement;

(v)                              a person includes its successors and assigns;

(vi)                          a document is a reference to that document as amended from time to time; and

(vii)                      a time of day is a reference to London time;

(b)                              the headings in this Agreement do not affect its interpretation;

(c)                               terms defined in the Trust Deed, the Agency Agreement, the Conditions and/or the applicable Final Terms and not otherwise defined in this Agreement shall have the same meanings in this Agreement, except where the context otherwise requires;

(d)                              all references in this Agreement to Euroclear and/or Clearstream, Luxembourg shall, wherever the context so permits, be deemed to include a reference to any additional or alternative clearing system approved by the Issuer, the Trustee and the Agent;

(e)                               as used herein, in relation to any Notes which are to have a “listing” or to be “listed” (i) on the Luxembourg Stock Exchange, listing and listed shall be construed to mean that such Notes have been admitted to trading on the Luxembourg Stock Exchange’s regulated market and have been listed on the Official List of the Luxembourg Stock Exchange and (ii) on any other Stock Exchange in a jurisdiction within the European Economic Area, listing and listed shall be construed to mean that the Notes have been admitted to trading on a market within that jurisdiction which is a regulated market for the purposes of the Markets in Financial Instruments Directive (Directive 2004/39/EC);

(f)                                references in this Agreement to “consolidated” in relation to each of the Issuer and the Guarantors shall, if it prepares both consolidated accounts and non-consolidated accounts in accordance with applicable GAAP, be construed as references to “consolidated and non-consolidated”; and

(g)                               references in this Agreement to a Directive include any relevant implementing measure of each Member State of the European Economic Area which has implemented such Directive.

2.                                    AGREEMENTS TO ISSUE AND PURCHASE NOTES

2.1                            Subject to the terms and conditions of this Agreement, the Issuer may from time to time agree with any Dealer to issue, and any Dealer may agree to purchase, Notes.

2.2                            Unless otherwise agreed between the parties, on each occasion on which the Issuer and any Dealer agree on the terms of the issue by the Issuer and purchase by the Dealer of one or more Notes:

(a)                               the Issuer shall cause the Notes, which shall be initially represented by a Temporary Global Note or a Permanent Global Note, as indicated in the applicable Final Terms, to be issued and delivered on the agreed Issue Date to (i) if the Notes are CGNs, a common depositary or (ii) if the Notes are NGNs, a common safekeeper in each case for Euroclear and Clearstream, Luxembourg on the agreed Issue Date;

(b)                              the securities account of the relevant Dealer (in the case of Notes issued on a syndicated basis) or the Agent (in the case of Notes issued on a non-syndicated basis) with Euroclear and/or Clearstream, Luxembourg (as specified by the relevant Dealer) will be credited with the Notes on the agreed Issue Date, as described in the Procedures Memorandum; and

(c)                               the relevant Dealer or, as the case may be, the Lead Manager shall, subject to the Notes being so credited, cause the net purchase moneys for the Notes to be paid in the relevant currency by transfer of funds to the designated account of the Issuer (in the case of Notes issued on a syndicated basis) or the Agent (in the case of Notes issued on a non-syndicated basis) so that the payment is credited to that account for value on the relevant Issue Date, as described in the Procedures Memorandum.

2.3                            Unless otherwise agreed between the Issuer and the relevant Dealer, where more than one Dealer has agreed with the Issuer to purchase a particular Tranche of Notes under this clause, the obligations of those Dealers shall be joint and several.

2.4                            Where the Issuer agrees with two or more Dealers to issue, and those Dealers agree to purchase, Notes on a syndicated basis, the Issuer and the Guarantors shall enter into a Subscription Agreement with those Dealers.  The Issuer and the Guarantors may also enter into a Subscription Agreement with one Dealer only.  For the avoidance of doubt, the Agreement Date in respect of any such issue shall be the date on which the Subscription Agreement is signed by or on behalf of all the parties to it.

2.5                            The procedures which the parties intend should apply for the purposes of issues to be subscribed on a non-syndicated basis are set out in Annex 1, Part 1 of the Procedures Memorandum.  The procedures which the parties intend should apply for the purposes of issues to be subscribed on a syndicated basis are set out in Annex 1, Part 2 of the Procedures Memorandum.  These procedures may be varied in respect of any issue by agreement between the parties to that issue.

2.6                            Each of the Issuer and the Guarantors acknowledges that any issue of Notes in respect of which particular laws, guidelines, regulations, restrictions or reporting requirements apply may only be issued in circumstances which comply with those laws, guidelines, regulations, restrictions or reporting requirements from time to time.

3.                                    CONDITIONS OF ISSUE; UPDATING OF LEGAL OPINIONS

3.1                            First issue

Before the Issuer reaches its first agreement with any Dealer for the issue and purchase of Notes under this Agreement, each Dealer shall have received, and found satisfactory (in its reasonable opinion), all of the documents and confirmations described in Part 1 of the Initial Documentation List.  Any Dealer must notify the Arranger and the Issuer within seven London business days of receipt of the documents and confirmations described in Part 1 of the Initial Documentation List if in its reasonable opinion it considers any document or confirmation to be unsatisfactory and, in the absence of notification, each Dealer shall be deemed to consider the documents and confirmations to be satisfactory.

3.2                            Each issue

The obligations of a Dealer under any agreement for the issue and purchase of Notes made under clause 2 are conditional on:

(a)                               there having been, as at the proposed Issue Date, no adverse change or any development involving a prospective adverse change from that set forth in the Base Prospectus as at the relevant Agreement Date in the condition (financial or otherwise), business, properties, shareholders’ equity or results of operations of the Issuer, the Guarantors or the Group which is material in the context of the issue and offering of the Notes nor the occurrence of any event making untrue or incorrect any of the representations and warranties contained in clause 4 as though they had been given and made on such date;

(b)                              there being no outstanding breach of any of the obligations of the Issuer or any Guarantor under this Agreement, the Trust Deed, the Agency Agreement, the Guarantee or any Notes which has not been expressly waived by the relevant Dealer on or prior to the proposed Issue Date;

(c)                               subject to clause 12, the aggregate nominal amount (or, in the case of Notes denominated in a currency other than euro, the euro equivalent (determined as provided in subclause 3.5) of the aggregate nominal amount) of the Notes to be issued, when added to the aggregate nominal amount (or, in the case of Notes denominated in a currency other than euro, the euro equivalent (as so determined) of the aggregate nominal amount) of all Notes outstanding (as defined in the Trust Deed) on the proposed Issue Date (excluding for this purpose Notes due to be redeemed on the Issue Date) not exceeding €2,000,000,000;

(d)                              in the case of Notes which are intended to be listed, the relevant authority or authorities having agreed to list the Notes, subject only to the issue of the relevant Notes;

(e)                               no meeting of the holders of Notes (or any of them) having been duly convened but not yet held to consider resolutions which would be material in the context of the proposed issue of the Notes or, if held but adjourned, the adjourned meeting having not been held;

(f)                                there having been, between the Agreement Date and the Issue Date for the Notes, in the opinion of the relevant Dealer, no such change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the opinion of the relevant Dealer, be likely to either prejudice materially the sale by the Dealer of the Notes proposed to be issued or, where relevant, the dealing in such Notes in the secondary market;

(g)                               there being in full force and effect all governmental or regulatory resolutions, approvals or consents required for the Issuer to issue the Notes and the Guarantors to guarantee the Notes on the proposed Issue Date and for the Issuer and the Guarantors to fulfil their obligations under the Notes and the Guarantee, respectively, and the Issuer and the Guarantors each having delivered to the relevant Dealer certified copies of those resolutions, approvals or consents and, where applicable, certified English translations of them;

(h)                              unless otherwise agreed in writing with the relevant Dealer(s), as at the Issue Date, the Notes having been assigned a rating equal to the long-term unsecured credit rating of the Issuer as at the Agreement Date or, if earlier, the date on which the issue of the Notes is first priced by Standard & Poor’s or other rating agency, and the Issuer having provided the relevant Dealer(s) with a letter from such rating agency addressed to the Issuer (or other suitable evidence of the same if the relevant rating agency does not permit disclosure of the letter) confirming the same and no rating agency having downgraded, nor given notice or made any public announcement of any intended or potential downgrading or of any review or surveillance with negative implications of, the rating accorded to the Notes or any other debt securities of the Issuer;

(i)                                  the forms of the Final Terms, the applicable Global Notes, Notes in definitive form and Receipts, Coupons or Talons (each as applicable) in relation to the relevant Tranche and the relevant settlement procedures having been agreed by the Issuer, the relevant Dealer, the Trustee and the Agent;

(j)                                  the relevant currency being accepted for settlement by Euroclear and Clearstream, Luxembourg;

(k)                              the delivery to the common depositary or, as the case may be, the common safekeeper of the Temporary Global Note and/or the Permanent Global Note representing the relevant Notes as provided in the Agency Agreement;

(l)                                  any calculations or determinations which are required by the relevant Conditions to have been made prior to the Issue Date having been duly made;

(m)                          in the case of Notes which are intended to be listed on the Luxembourg Stock Exchange:

(i)                               the denomination of the Notes being €100,000 (or its equivalent in any other currency or currencies);

(ii)                           either (A) there being no significant new factor, material mistake or inaccuracy relating to the information included in the Base Prospectus which is capable of affecting the assessment of the Notes or (B) if there is such a significant new factor, material mistake or inaccuracy, a supplement to the Base Prospectus having been published in accordance with the Prospectus Directive pursuant to clause 5.2;

(iii)                       the Base Prospectus having been approved as a base prospectus by the CSSF and having been published in accordance with the Prospectus Directive;

(iv)                       the applicable Final Terms having been published in accordance with the Prospectus Directive; and

(n)                              in the case of Notes which are intended to be listed on a European Economic Area Stock Exchange (other than the Luxembourg Stock Exchange) or offered to the public in a European Economic Area Member State (other than Luxembourg) in circumstances which require the publication of a prospectus under the Prospectus Directive, the competent authority of each relevant European Economic Area Member State having been notified in accordance with the procedures set out in Articles 17 and 18 of the Prospectus Directive and all requirements under those Articles having been satisfied and, if required pursuant to Article 19(4) of the Prospectus Directive, a summary having been drawn up.

In the event that any of the above conditions is not satisfied, the relevant Dealer shall be entitled (but not bound) by notice to the Issuer to be released and discharged from its obligations under the agreement reached under clause 2.

3.3                            Waiver

Subject to the discretion of the Lead Manager as provided in a Subscription Agreement, any Dealer, on behalf of itself only, may by notice in writing to the Issuer and the Guarantors waive any of the conditions precedent contained in subclause 3.2 (save for the conditions precedent contained in subclauses 3.2 (c), (m) and (n)) in so far as they relate to an issue of Notes to that Dealer.

3.4                            Updating of legal opinions

On each occasion when the Base Prospectus is updated or amended pursuant to subclause 5.2(a), the Issuer will procure that further legal opinions, in such form and with such content as the Dealers may reasonably require, are delivered, at the expense of the Issuer failing which the Guarantors, to the Dealers and the Trustee from legal advisers (approved by the Dealers (such approval not to be unreasonably withheld or delayed)) in the Republic of Italy, the United States of America and England.

In addition, on such other occasions as a Dealer so requests (on the basis of reasonable grounds which shall include, without limitation, the publication of a supplement to the Base Prospectus in accordance with the Prospectus Directive), the Issuer, failing which the Guarantors, will procure that a further legal opinion or further legal opinions, as the case may be, in such form and with such content as the Dealers may reasonably require, is or are delivered, at the expense of the Issuer failing which the Guarantors, to the Dealers and the Trustee from legal advisers (approved by the Dealers (such approval not to be unreasonably withheld or delayed)) in such jurisdictions (including the Republic of Italy, the United States of America and/or England) as the Dealers may reasonably require.  If at or prior to the time of any agreement to issue and purchase Notes under clause 2 such a request is made with respect to the Notes to be issued, the receipt of the relevant opinion or opinions by the relevant Dealer and the Trustee in a form reasonably satisfactory to the relevant Dealer and the Trustee shall be a further condition precedent to the issue of those Notes to that Dealer.

3.5                            Determination of amounts outstanding

For the purposes of subclause 3.2(c):

(a)                               the euro equivalent of Notes denominated in another Specified Currency shall be determined, at the discretion of the Issuer, either as of the Agreement Date for those Notes or on the preceding day on which commercial banks and foreign exchange markets are open for general business in London, in each case on the basis of the spot rate for the sale of the euro against the purchase of that Specified Currency in the London foreign exchange market quoted by any leading international bank selected by the Issuer on the relevant day of calculation; and

(b)                              the euro equivalent of Zero Coupon Notes and other Notes issued at a discount or a premium shall be calculated in the manner set out above by reference to the net proceeds received by the Issuer for the relevant issue.

4.                                   REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

4.1                            As at the date of this Agreement and as a condition of the obligation of the Dealers to subscribe and pay for or procure subscriptions and payment for the Notes, each of the Issuer and each Guarantor jointly and severally represents and warrants to the Dealers as follows:

(a)                               that:

(i)                               the audited consolidated annual financial statements of the Issuer for the two most recently completed financial years incorporated by reference in the Base Prospectus and the audited consolidated (or non consolidated if it does not prepare consolidated financial statements) annual financial statements of each Guarantor for the two most recently completed financial years incorporated by reference in the Base Prospectus; and

(ii)                           the most recently available unaudited interim consolidated financial statements of the Issuer incorporated by reference in the Base Prospectus,

were, in the case of the Issuer, prepared in accordance with IFRS, in the case of Luxottica U.S. Holdings Corp., prepared in accordance with US GAAP and in the case of Luxottica S.r.l., prepared in accordance with Italian GAAP, consistently applied and that they give a true and fair view of (i) the consolidated financial condition of the Issuer and the consolidated (or non consolidated if it does not prepare consolidated financial statements) financial condition of each Guarantor, as the case may be, as at the date to which they were prepared (the relevant date) and (ii) the consolidated results of operations of the Issuer and the consolidated (or non consolidated if it does not prepare consolidated financial statements) results of operations of each Guarantor, as the case may be, for the financial period ended on the relevant date, and that there has been no adverse change or development involving a prospective adverse change in the consolidated (or non consolidated if it does not prepare consolidated financial statements) condition (financial or otherwise), business, prospects or shareholders’ equity or results of operations of any of the Issuer or any Guarantor, as the case may be, since the date of the last audited accounts of the relevant company which is material in the context of the Notes;

(b)                              that (i) the Base Prospectus contains all material information (in the context of the issue of the Notes) with respect to the Issuer, the Guarantors, the Group and the Notes (including all information which, according to the particular nature of the Issuer, the Guarantors, the Group and the Notes, is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Issuer, the Guarantors and the Group and of the rights attaching to the Notes), (ii) the statements of fact relating to the Issuer, the Guarantors, the Group and the Notes contained in the Base Prospectus are, any supplement to the Base Prospectus will be, and any other material approved in writing by the Issuer for use in the offering and sale of the Notes, at the date of publication of such material, was in every material particular true and accurate and not misleading in any material respect and that there are no other facts in relation to the Issuer, the Guarantors, the Group and the Notes the omission of which would in the context of the issue of the Notes make any statement in the Base Prospectus and/or any such other material misleading in any material respect, (iii) the statements of intention, opinion, belief or expectation contained in the Base Prospectus are and any supplement to the Base Prospectus will be, honestly and reasonably made or held and (iv) all reasonable enquiries have been and will be made to ascertain such facts and to verify the accuracy of all such statements;

(c)                               that the Base Prospectus contains all information required by the applicable laws and regulations of the Republic of Italy and of the United States with respect to Luxottica U.S. Holdings Corp. only to the extent applicable to the Programme and has been published as required by the Prospectus Directive;

(d)                              that the Issuer, each Guarantor and their respective Subsidiaries has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation, with full power and authority to own, lease and operate its properties and conduct its business in all material respects as described in the Base Prospectus and the Issuer and each Guarantor is able lawfully to execute and perform its obligations under the Notes and the Agreements;

(e)                               that the Issuer, each Guarantor and their respective Subsidiaries (i) has all licences, permits, authorisations, consents and approvals, certificates, registrations and orders (Licences) and has made all necessary declarations and filings with all government agencies that are necessary to own or lease its properties and conduct its businesses as described in the Base Prospectus and (ii) is conducting its business and operations in compliance with all applicable laws, regulations and guidelines, except in each case as would not have an adverse effect on the ability of the Issuer or, as the case may be, the relevant Guarantor to perform their respective obligations under the Agreements, or which would be material in the context of the issue and offering of the Notes (a Material Adverse Effect);

(f)                                that the issue of Notes (in the case of the Issuer), the giving of the Guarantees (in the case of each Guarantor) and the execution and delivery of the Agreements by the Issuer and each Guarantor have been duly authorised by the Issuer and each Guarantor and that upon due execution, issue and delivery the same will constitute legal, valid and binding obligations of the Issuer and each Guarantor, enforceable in accordance with their respective terms subject to the laws of bankruptcy and other laws affecting the rights of creditors generally;

(g)                               that (i) the execution, delivery and performance of the Agreements by the Issuer and each Guarantor, (ii) the issue and sale of Notes and the performance of the terms of any Notes by the Issuer and (iii) the giving of the Guarantees by each Guarantor will not infringe any law or regulation of the Republic of Italy or the United States of America applicable to it or, so far as the Issuer and the Guarantors are aware without independent verification, any other law or regulation and are not contrary to the provisions of the constitutional documents of the Issuer or any Guarantor and will not result in any breach of the terms of, or constitute a default under, any material instrument, agreement or order to which the Issuer or any Guarantor is a party or by which it or its property is bound;

(h)                              that save as disclosed in the Base Prospectus none of the Issuer, any Guarantor or any of their respective Subsidiaries is involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Issuer and the Guarantors are aware) which may have, or have had in the previous 12 months, a Material Adverse Effect on the financial position or profitability of the Issuer, the Guarantors or the Group;

(i)                                  that all consents and approvals of any court, government department or other regulatory body required by the Issuer or any Guarantor for (i) the execution, delivery and performance of the Agreements by the Issuer and each Guarantor, (ii) the issue and sale of Notes and the performance of the terms of any Notes by the Issuer and (iii) the giving of the Guarantee by each Guarantor have been obtained and are unconditional and in full force and effect;

(j)                                  that upon issue all Notes will constitute direct, unconditional and (subject as described in Condition 3.1 of the Notes) unsecured obligations of the Issuer and (subject as provided above) rank and will rank pari passu, without any preference among themselves, with all other outstanding unsecured and unsubordinated obligations of the Issuer, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights.

(k)                              that the obligations of each Guarantor under the relevant Guarantee will constitute direct, unconditional and (subject as described in Condition 3.1 of the Notes) unsecured obligations of the relevant Guarantor and (subject as provided above) will rank pari passu with all other outstanding unsecured and unsubordinated obligations of such Guarantor, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights, all subject as provided in the Conditions;

(l)                                  that, subject as described in the Conditions of the Notes and in the Base Prospectus, (i) payments of principal and interest on any Notes will be made by the Issuer or the Guarantors, as the case may be, without withholding or deducting for any taxes, duties or other charges of whatever nature of the jurisdiction in which it is incorporated or any political subdivision or authority thereof or therein having power to tax and (ii) no stamp or other duty or similar tax is assessable or payable in, and no withholding or deduction for or on account of, any taxes, duties, assessments or governmental charges of whatever nature is required to be made by or within the jurisdiction in which it is incorporated or other subdivision of or authority therein or thereof having power to tax, in each case in connection with the authorisation, execution, issue, delivery of or performance of the obligations under the Agreements, the Notes (in the case of the Issuer) and the Guarantees (in the case of the Guarantors);

(m)                          that no event has occurred which would constitute (after the issue of any Notes) an event of default under any Notes or which with the giving of notice or the lapse of time or other condition would (after the issue of any Notes) constitute such an event of default;

(n)                              that no action has been taken or is contemplated by the Issuer, any Guarantor or any of their respective Subsidiaries (and it is not aware of any action having been taken or being contemplated by any other person with respect to the Issuer, any Guarantor or any of their respective Subsidiaries) which may result in the Issuer or any Guarantor being obliged, under listing requirements or other obligations to its shareholders generally, to make any information which may be material to a subscriber for any Notes available to the public prior to the relevant Issue Date;

(o)                              that neither the Issuer, any Guarantor nor their respective affiliates (as defined in Rule 405 under the U.S. Securities Act of 1933, as amended (the Securities Act)) nor any persons (other than the Dealers and their affiliates, as to whom no representation or warranty is made) acting on its or their behalf have engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) in respect of the Notes;

(p)                              that the Issuer, its affiliates and any person (other than any Dealer and their affiliates, as to whom no representation or warranty is made) acting on its or their behalf have complied with and will comply with the offering restrictions requirement of Regulation S under the Securities Act;

(q)                              that no part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organisation or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any provision of any applicable anti-bribery or anti-corruption law or regulation enacted in any jurisdiction including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Issuer and the Guarantors. Each of the Issuer, any Guarantor and their respective Subsidiaries has taken reasonable measures (in any event as required by applicable law) to ensure that it is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations;

(r)                                 the operations of the Issuer, each Guarantor and their respective Subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements pursuant to any applicable money laundering statutes in the Republic of Italy, the United States of America and of all jurisdictions in which the Issuer, each Guarantor and their respective Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, Money Laundering Laws) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer, any Guarantor or any of their respective Subsidiaries with respect to Money Laundering Laws is pending and, to the best of the Issuer’s and each Guarantors’ knowledge, no such actions, suits or proceedings are threatened or contemplated;

(s)                                that it has not issued and will not issue, without the prior consent of the Dealers, any press or other public announcement referring to the proposed issue of Notes unless the announcement adequately discloses that stabilising action may take place in relation to the Notes and the Issuer authorises the Dealers to make all appropriate disclosure in relation to stabilisation instead of the Issuer at all times in accordance with the requirements of applicable laws and regulations;

(t)                                  that neither the Issuer nor any of its subsidiaries nor, to the knowledge of the Issuer, any director, officer, agent, employee or affiliate of the Issuer or any of its subsidiaries are currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control, U.S. Department of Treasury or any equivalent European Union, United Kingdom or United Nations economic sanctions; and

(u)                              that neither the Issuer nor its affiliates will, except to the extent permitted under U.S. Treas. Reg. Section §1.163-5(c)(2)(i)(D) (the D Rules), permit offers or sales of Notes to be made in the United States or its possessions or to United States persons, provided however, that the Issuer makes no such representation or warranty in respect of any activity undertaken by the Dealers or their affiliates in respect of the Notes. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code of 1986, as amended (the Code), and the Treasury regulations promulgated thereunder.

4.2                            With regard to each issue of Notes each of the Issuer and the Guarantors shall be deemed to repeat the representations, warranties and undertakings contained in subclause 4.1 as at the Agreement Date for such Notes (any agreement on such Agreement Date being deemed to have been made on the basis of, and in reliance on, those representations, warranties and undertakings) and as at the Issue Date of such Notes.

4.3                            Each of the Issuer and the Guarantors shall be deemed to repeat the representations, warranties and undertakings contained in subclause 4.1 on each date on which the Base Prospectus is revised, supplemented or amended and on each date on which the aggregate nominal amount of the Programme is increased in accordance with clause 12.

4.4                            The representations, warranties and undertakings contained in this clause shall continue in full force and effect notwithstanding the actual or constructive knowledge of any Dealer with respect to any of the matters referred to in the representations, warranties and undertakings set out above, any investigation by or on behalf of the Dealers or completion of the subscription and issue of any Notes.

5.                                    UNDERTAKINGS OF THE ISSUER AND THE GUARANTORS

5.1                            Notification of material developments

(a)                               The Issuer and the Guarantors shall promptly after becoming aware of the occurrence thereof notify each Dealer of:

(i)                                  (A) any Event of Default or any condition, event or act which would after an issue of Notes (or would with the giving of notice and/or the lapse of time) constitute an Event of Default or (B) any breach of its representations, warranties or undertakings contained in the Agreements; and

(ii)                              any development affecting either the Issuer or the Guarantors or any of their respective businesses which is material in the context of the Programme or any issue of Notes.

(b)                              If, following the Agreement Date and before the Issue Date of the relevant Notes, the Issuer or the Guarantors becomes aware that any of the conditions specified in subclause 3.2 will not be satisfied in relation to that issue, the Issuer or the Guarantors, as the case may be, shall forthwith notify the relevant Dealer to this effect giving full details thereof.  In such circumstances, the relevant Dealer shall be entitled (but not bound) by notice to the Issuer and the Guarantors to be released and discharged from its obligations under the agreement reached under clause 2.

(c)                               Without prejudice to the generality of this subclause 5.1, the Issuer and the Guarantors shall from time to time promptly furnish to each Dealer any information relating to the Issuer and the Guarantors which the Dealer may reasonably request and which is relevant in relation to the Programme or any issue of Notes and which may be disclosed without contravening any applicable law or any rule or regulation of a relevant stock exchange and without giving rise to an obligation on the part of the Issuer or the Guarantors pursuant to the rules of any relevant stock exchange publicly to disclose such information (unless such obligation to disclose such information had already arisen).

5.2                            Updating of Base Prospectus

(a)                               On or before each anniversary of the date of this Agreement, the Issuer and the Guarantors shall update or amend the Base Prospectus (following consultation with the Arranger who will consult with the Dealers) by the publication of a new Base Prospectus, in each case in a form approved by the Dealers.

(b)                              Subject as set out in the proviso below, in the event of (i) a significant new factor, material mistake or inaccuracy relating to the information included in the Base Prospectus which is capable of affecting the assessment of the Notes arising or being noted, (ii) a change in the condition of the Issuer and/or the Guarantors which is material in the context of the Programme or the issue of any Notes or (iii) the Base Prospectus otherwise coming to contain an untrue statement of a material fact or omitting to state a material fact necessary to make the statements contained therein not misleading or if it is necessary at any time to amend the Base Prospectus to comply with, or reflect changes in, the laws or regulations of the Republic of Italy or the United States of America or any other relevant jurisdiction where such change is relevant in the context of the Programme or the issue of Notes, the Issuer and the Guarantors shall update or amend the Base Prospectus (following consultation with the Arranger who will consult with the Dealers) by the publication in accordance with the Prospectus Directive of a supplement to it or a new Base Prospectus, in each case in a form approved by the Dealers (such approval not to be unreasonably withheld or delayed) other than where a supplement has been prepared in accordance with subclause (c) below provided that the Issuer and the Guarantors undertake that in the period from and including an Agreement Date to and including the related Issue Date of the new Notes, it will only prepare and publish a supplement to, or replacement of, the Base Prospectus if it is required, or has reasonable grounds to believe that it is required, to do so in order to comply with Article 13.1 of the Law on Prospectuses for Securities and, in such circumstances, such supplement to, or replacement of, the Base Prospectus shall, solely as between the Issuer and the Guarantors and the relevant Dealer and solely for the purposes of Article 13.2 of the Law on Prospectuses for Securities and clause 3.2(a), be deemed to have been prepared and published so as to comply with the requirements of Article 13.1 of the Law on Prospectuses for Securities.

(c)                               On each occasion on which the Issuer or a Guarantor issues annual or audited interim consolidated financial statements the Issuer or the Guarantors, as the case may be, will prepare and publish in accordance with the Prospectus Directive a supplement to the Base Prospectus either setting out those financial statements or incorporating them by reference in the Base Prospectus at the discretion of the Issuer.

(d)                              If the terms of the Programme are modified or amended in a manner which would make the Base Prospectus inaccurate or misleading, a new Base Prospectus will be prepared and published in accordance with the Prospectus Directive by the Issuer and the Guarantors in a form approved by the Dealers (such approval not to be unreasonably withheld or delayed).

(e)                               Upon any supplement or replacement Base Prospectus being prepared and published as provided above the Issuer and the Guarantors shall promptly without cost to the Dealers supply to each Dealer such number of copies of such supplement or replacement Base Prospectus as each Dealer may reasonably request.  Until a Dealer receives such supplement or replacement Base Prospectus, as the case may be, the definition of Base Prospectus in subclause 1.1 shall, in relation to such Dealer, mean the Base Prospectus prior to the publication of such supplement or replacement Base Prospectus, as the case may be.

5.3                            Listing and public offers

Each of the Issuer and the Guarantors:

(a)                               in the case of Notes which are intended to be listed on the Luxembourg Stock Exchange shall cause an initial application to be made for Notes issued or to be issued under the Programme to be listed on the Luxembourg Stock Exchange; and

(b)                              in the case of Notes which are intended to be listed on the Luxembourg Stock Exchange or offered to the public in a European Economic Area Member State in circumstances which require the publication of a prospectus under the Prospectus Directive confirms that the Base Prospectus has been approved as a base prospectus by the CSSF and that it and the applicable Final Terms have been published in accordance with the Prospectus Directive.

If, in relation to any issue of Notes, it is agreed between the Issuer and the relevant Dealer or the Lead Manager, as the case may be, to list the Notes on a Stock Exchange, each of the Issuer and the Guarantors undertakes to use its reasonable endeavours to obtain and best endeavours to maintain the listing of the Notes on that Stock Exchange.  If any Notes cease to be listed on the relevant Stock Exchange, the Issuer and the Guarantors shall each use its reasonable endeavours promptly to list the Notes on a stock exchange to be determined by the Issuer (after consultation with the relevant Dealer or, as the case may be, the Lead Manager).  For the avoidance of doubt, where the Issuer has obtained the listing of Notes on a regulated market in the European Economic Area, the undertaking extends to maintaining that listing or, if this is not possible, to obtaining listing of the relevant Notes on another European Economic Area regulated market.

The Issuer and the Guarantors shall comply with the rules of each relevant Stock Exchange (or any other relevant authority or authorities) and shall otherwise comply with any undertakings given by it from time to time to the relevant Stock Exchange (or any other relevant authority or authorities) in connection with the listing of any Notes on that Stock Exchange and, without prejudice to the generality of the foregoing, shall furnish or procure to be furnished to the relevant Stock Exchange (or any other relevant authority or authorities) all the information which the relevant Stock Exchange (or any other relevant authority or authorities) may require in connection with the listing on that Stock Exchange of any Notes.

5.4                            The Agreements

Each of the Issuer and the Guarantors undertakes that it will not:

(a)

except with the consent of the Dealers (such consent not to be unreasonably withheld or delayed), terminate any of the Agreements or effect or permit to become effective any amendment to any such Agreement which, in the case of an amendment, would or might reasonably be expected to adversely affect the interests of any Dealer or of any holder of Notes issued before the date of the amendment; or

(b)	except with the consent of the Dealers, which consent shall not be unreasonably withheld or delayed, appoint a different Trustee under the Trust Deed; or

(c)	except with the consent of the Dealers, which consent shall not be unreasonably withheld or delayed, appoint a different Agent under the Agency Agreement,

and the Issuer (also on behalf of the Guarantors) will promptly notify each of the Dealers of any termination of, or amendment to, any of the Agreements and of any change in the Trustee under the Trust Deed and/or the Agent under the Agency Agreement.

5.5                            Lawful compliance

Each of the Issuer and the Guarantors will at all times ensure that all necessary action is taken and all necessary conditions are fulfilled (including, without limitation, obtaining and, where relevant, maintaining in full force and effect all necessary permissions, consents or approvals of all relevant governmental authorities) so that it may lawfully comply with its obligations under all Notes and the Agreements and, further, so that it may comply with any applicable laws, regulations and guidance from time to time promulgated by any governmental and regulatory authorities relevant in the context of the Agreements and the issue of any Notes.

5.6                            Authorised representative

Each of the Issuer and the Guarantors will notify the Dealers immediately in writing if any of the persons named in the list referred to in paragraph 3 of Part 1 of the Initial Documentation List ceases to be authorised to take action on its behalf or if any additional person becomes so authorised together, in the case of an additional authorised person, with evidence reasonably satisfactory to the Dealers that such person has been so authorised.

5.7                            Auditors’ comfort letters

Each of the Issuer and the Guarantors will:

(a)                               at the time of the preparation of the initial Base Prospectus;

(b)                              on each occasion when the Base Prospectus is updated or amended pursuant to subclause 5.2(a);

(c)                               if so requested by the Arranger on behalf of the Dealers or the relevant Dealer or Lead Manager, on each occasion when the Base Prospectus is revised, supplemented or amended (insofar as the revision, supplement or amendment concerns or contains financial information about the Issuer or the Guarantors); and

(d)                              whenever requested to do so by a Dealer (on the basis of reasonable grounds),

deliver, at the expense of the Issuer (failing which the Guarantors), to the Dealers a comfort letter or comfort letters from independent auditors of the Issuer or the Guarantors, as the case may be, in such form and with such content as the Dealers may reasonably request provided that no letter or letters will be delivered under subclause 5.7(c) above if the only revision, supplement or amendment concerned is the publication or issue of any interim or annual financial statements of the Issuer or the Guarantors, as the case may be.

If at or prior to the time of any agreement to issue and purchase Notes under clause 2 a request is made under subclause 5.7(d) above with respect to the Notes to be issued, the receipt of the relevant comfort letter or letters in a form satisfactory to the relevant Dealer shall be a further condition precedent to the issue of those Notes to that Dealer.

5.8                            No other issues

During the period commencing on an Agreement Date and ending on the Issue Date with respect to any Notes which are to be listed, the Issuer will not, without the prior consent of the relevant Dealer or, as the case may be, the Lead Manager, issue or agree to issue any other listed notes, bonds or other debt securities of whatsoever nature (other than Notes to be issued to the same Dealer) where the notes, bonds or other debt securities would have the same maturity and currency as the Notes to be issued on the relevant Issue Date.

5.9                            Information on Noteholders’ meetings

Each of the Issuer and the Guarantors will, at the same time as it is despatched, furnish the Dealers with a copy of every notice of a meeting of the holders of the Notes (or any of them) which is despatched at the instigation of the Issuer or the Guarantors and will notify the Dealers immediately upon its becoming aware that a meeting of the holders of the Notes (or any of them) has otherwise been convened.

5.10                    Ratings

Each of the Issuer and the Guarantors undertakes promptly to notify the Dealers of any change in the ratings given by Standard & Poor’s of the Issuer’s or the Guarantors’ debt or upon it becoming aware that such ratings are listed on “Creditwatch” or other similar publication of formal review by the relevant rating agency.

5.11                    Commercial Paper

In respect of any Tranche of Notes which has a maturity of less than one year from the date of issue, the Issuer will issue such Notes only if the following conditions apply (or the Notes can otherwise be issued without contravention of Section 19 of the FSMA):

(a)                               the relevant Dealer covenants in the terms set out in subclause 3(a) of Appendix 2; and

(b)                              the redemption value of each Note is not less than £100,000 (or an amount of equivalent value denominated wholly or partly in a currency other than sterling), and no part of any Note may be transferred unless the redemption value of that part is not less than £100,000 (or such an equivalent amount).

5.12                    Passporting

If, in relation to any issue of Notes, the Issuer has agreed with the relevant Dealer(s) that the home Member State which approved the Base Prospectus will be requested to provide a certificate of approval to the competent authority of one or more host Member State(s) under Article 17 and Article 18 of the Prospectus Directive then the arrangements relating to such request (including, but not limited to, the cost of preparing any summary required pursuant to Article 19(4) of the Prospectus Directive) will be agreed between the Issuer and the relevant Dealer(s) at the relevant time.

In any such case, the Issuer undertakes (failing which each Guarantor undertakes) that it will use all reasonable endeavours to procure the delivery of a certificate of approval by the CSSF (as the competent authority in Luxembourg) to the competent authority in any host Member State and the European Securities and Markets Authority in accordance with Article 17 and Article 18 of the Prospectus Directive and shall promptly notify each Dealer following receipt by the Issuer of confirmation that such certificate of approval has been so delivered.

5.13                    OFAC and equivalent sanctions

The Issuer and the Guarantors will each ensure that proceeds raised in connection with the issue of any Notes will not directly or indirectly be lent, contributed or otherwise made available to any person or entity (whether or not related to the Issuer or the Guarantors) for the purpose of financing the activities of any person or for the benefit of any country currently subject to any U.S. sanctions administered by OFAC or any equivalent European Union, United Kingdom or United Nations economic sanctions.

5.14                    Announcements

Except as required by applicable law or regulations, each of the Issuer and the Guarantors undertakes that it will not, between the Agreement Date and the Issue Date of the relevant Notes (both dates inclusive), without the prior approval of the relevant Dealer or the Lead Manager on behalf of the Managers (where more than one Dealer has agreed to purchase a particular Tranche of Notes), make any announcement which might reasonably be expected to have a material adverse effect on the marketability of the Notes.

6.                                    INDEMNITY

6.1                            Without prejudice to the other rights or remedies of the Dealers, the Issuer and each Guarantor jointly and severally undertakes to each Dealer that if that Dealer or any of its affiliates, directors, officers, employees, agents or controlling persons (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act, as amended) (together with the Dealers, each a Relevant Party) incurs any liability, damages, cost, loss or expense (including, without limitation, legal fees, costs and expenses) (a Loss) arising out of, in connection with, or based on any actual or alleged breach of the representations, warranties and undertakings contained in, or made by the Issuer and/or the Guarantors under, this Agreement (on the date of this Agreement or on any date when it is deemed to be repeated), the Issuer or, as the case may be, the relevant Guarantor shall pay to that Dealer on demand an amount equal to such Loss. No Dealer shall have any duty or obligation, whether as fiduciary or trustee for any Relevant Party or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this subclause 6.1.

6.2                            In case any action shall be brought against any Relevant Party in respect of which recovery may be sought from the Issuer and/or the Guarantors, as the case may be, under this clause 6, the relevant Dealer shall promptly notify the Issuer and/or the relevant Guarantor, as the case may be, in writing but failure to do so will not relieve the Issuer or the relevant Guarantor from any liability under this Agreement.

6.3                            If it so elects within a reasonable time after receipt of the notice referred to in subclause 6.2, the Issuer or, as the case may be, the Guarantors may, subject as provided below, assume the defence of the action with legal advisers chosen by it and approved by the Relevant Party (such approval not to be unreasonably withheld or delayed).  Provided that and notwithstanding any such election a Relevant Party may employ separate legal advisers, and the Issuer or the Guarantors shall bear the fees and expenses of such separate legal advisers if:

(a)                               the use of the legal advisers chosen by the Issuer or the Guarantors to represent the Relevant Party would present such legal advisers with a conflict of interest;

(b)                              the actual or potential defendants in, or targets of, any such action include both the Relevant Party and the Issuer or the Guarantors and the Relevant Party reasonably concludes that there may be legal defences available to it and/or other Relevant Parties which are different from or additional to those available to the Issuer or the Guarantors; or

(c)                               the Issuer or the Guarantors has not employed legal advisers satisfactory to the Relevant Party to represent the Relevant Party within a reasonable time after notice of the institution of such action.

If the Issuer or, as the case may be, the Guarantors assumes the defence of the action, the Issuer or, as the case may be, the Guarantors shall not be liable for any fees and expenses of legal advisers of the Relevant Party incurred thereafter in connection with the action, except as stated above.

6.4                            Neither the Issuer nor the Guarantors shall be liable in respect of any settlement of any action effected without its consent, such consent not to be unreasonably withheld or delayed.  Neither the Issuer nor the Guarantors shall, without the prior written consent of the Relevant Party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim or action in respect of which recovery may be sought hereunder (whether or not the Relevant Party is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of the Relevant Party from all liability arising out of such claim or action and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of the Relevant Party.

7.                                    AUTHORITY TO DISTRIBUTE DOCUMENTS AND PROVIDE INFORMATION

Subject to clause 8, each of the Issuer and the Guarantors authorises each of the Dealers on behalf of the Issuer and the Guarantors to provide copies of, and to make oral statements consistent with, the Base Prospectus and such additional written information as the Issuer and/or the Guarantors shall provide to the Dealers and approve for the Dealers to use or such other information as is in the public domain from the Issuer and the Guarantors to actual and potential purchasers of Notes.

8.                                    DEALERS’ UNDERTAKINGS

8.1                            With respect to each applicable Tranche of Notes, each Dealer severally agrees to comply with the restrictions and agreements set out in Appendix 2 unless otherwise agreed with the Issuer.

8.2                            The representations, warranties and undertakings of each of the Dealers under this clause 8 are several and not joint.

8.3                            The Issuer and each Guarantor acknowledges and agrees that, in relation to this Agreement and the issue of any Notes:

(a)

each of the Dealers has been retained only to act as an independent contractor to provide the services of a manager as expressly set out in this Agreement. Regardless of any pre-existing or separate relationship, it is agreed that this Agreement does not give rise to any fiduciary duties on the part of the Dealers to the Issuer or the Guarantors, or any other person connected to the Issuer or the Guarantors, in connection with this Agreement;

(b)

neither the Issuer nor any Guarantor is relying on the Dealers for any advice, including advice on legal, tax and accounting matters in any jurisdiction, which, if the Issuer or any Guarantor requires it, it will obtain from separate advisers;

(c)

consistent with the broad range of activities that each Dealer undertakes for itself and others, and acknowledging that these may involve interests that differ from those of the Issuer and the Guarantors, the Issuer and each Guarantor agrees that the Dealers are under no duty to disclose to, or use for the benefit of, the Issuer or the Guarantors any information about or derived from these other activities or to account to the Issuer or the Guarantors for any benefits obtained in connection with such other activities. The manner and circumstances in which the Dealers will manage and disclose any conflicts of interest are fully set out in their respective conflicts policies, which are available on request;

(d)

the Issuer and the Guarantors will independently determine the price and other commercial aspects of any offering of Notes with or through the Dealers following arm’s-length negotiations with the Dealers. The Issuer and each Guarantor also acknowledges that such price and commercial terms may not reflect the best price and/or terms obtainable in the market and acknowledges that it is capable of evaluating and understands and accepts the terms of and risks associated with the services and transactions contemplated by this Agreement; and

(e)

save as set out in any agreement reached pursuant to clause 2, this Agreement constitutes the entire agreement related to the matters described herein. To the fullest extent permitted by applicable laws and regulations, the Issuer and each Guarantor waives any rights it may have, and agrees that the Dealers will not be liable to anyone, for breaches or alleged breaches of fiduciary duties relating to the matters described in this Agreement. In particular, and without limitation, the Issuer and each Guarantor agrees that it will not claim or allege that any Dealer is liable for the timing, terms or structure of the offering, for the offer price being set at a level that is too high or too low, or for any sales of securities by investors to which such securities are allocated.

8.4                            Nothing in clause 8.3 purports to exclude the obligations and duties imposed on the Dealers by the regulatory system (as defined in the FCA Handbook of Rules and Guidance).

9.                                    FEES, EXPENSES AND STAMP DUTIES

9.1                           The Issuer, failing which the Guarantors, undertakes that it will:

(a)                               pay to each Dealer all commissions agreed between the Issuer and that Dealer in connection with the sale of any Notes to that Dealer (and any value added tax properly chargeable thereon (to the extent that the Dealer or another member of its group is required to account to any relevant tax authority for that value added tax) or other tax thereon);

(b)                              pay (together with any value added tax or other tax thereon):

(i)                                  the fees and expenses of its legal advisers and auditors;

(ii)                              the cost of listing and maintaining the listing of any Notes which are to be listed on a Stock Exchange;

(iii)                          the cost of obtaining any credit rating for the Notes;

(iv)                          the fees and expenses of the Trustee under Clause 15 of the Trust Deed and the Agents appointed under the Agency Agreement; and

(v)                              all its own or other agreed expenses in connection with (A) the establishment of the Programme and (B) each future update of the Programme including, but not limited to, the preparation and printing of the Base Prospectus, all amendments and supplements to it, replacements of it and each update to it and the cost of any publicity agreed by the Issuer or the Guarantors;

(c)                               save as otherwise agreed with the Arranger, pay the agreed fees and disbursements of the legal advisers appointed to represent the Dealers and the Trustee (including any value added tax or other tax thereon) in connection with the establishment and each update of the Programme;

(d)                              pay promptly, and in any event before any penalty becomes payable, any stamp, documentary, registration or similar duty or tax (including any stamp duty reserve tax) payable in connection with the entry into, performance, enforcement or admissibility in evidence of any Note, any of the Agreements or any communication pursuant thereto and that it will indemnify each Dealer against any liability with respect to or resulting from any delay in paying or omission to pay any such duty or tax; and

(e)                               reimburse each Dealer for its duly documented costs and expenses reasonably and properly incurred in protecting or enforcing any of its rights under this Agreement (including any value added tax or other tax thereon).

9.2                            All payments by the Issuer and the Guarantors under this Agreement shall be paid without set-off or counterclaim, and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imports, duties, fees, assessments or other charges of whatever nature, imposed by the Republic of Italy (in respect of the Issuer and Luxottica S.r.l.) or the United States of America (in respect of Luxottica U.S. Holdings Corp) or by any department, agency or other political sub-division or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto (Taxes). If any Taxes are required by law to be deducted or withheld in connection with any such payment, the Issuer or, as the case may be, the Guarantors will increase the amount paid so that the full amount of such payment is received by the payee as if no such deduction or withholding had been made . In addition, each of the Issuer and the Guarantors agrees to indemnify and hold the Dealers harmless against any Taxes which they are required to pay in respect of any amount paid by the Issuer or, as the case may be, the Guarantors under this Agreement.

10.                            TERMINATION OF APPOINTMENT OF DEALERS

The Issuer (as to itself and/or any Guarantor) or a Dealer (as to itself only) may terminate the arrangements described in this Agreement by giving not less than 30 days’ written notice to the other parties.  The Issuer may terminate the appointment of a Dealer or Dealers by giving not less than 30 days’ written notice to such Dealer or Dealers (with a copy to all the other Dealers, the Trustee and the Agent).  Termination shall not affect any rights or obligations (including but not limited to those arising under clauses 6, 8 and/or 9) which have accrued at the time of termination or which accrue thereafter in relation to any act or omission or alleged act or omission which occurred before termination.

11.                            APPOINTMENT OF NEW DEALERS

11.1                    The Issuer may at any time appoint one or more New Dealers for the duration of the Programme or, with regard to an issue of a particular Tranche of Notes, one or more New Dealers for the purposes of that Tranche, in either case upon the terms of this Agreement.  Unless an appointment is made in a Subscription Agreement any appointment shall be made by:

(a)                               the delivery by the New Dealer to the Issuer of an appropriate Dealer Accession Letter; and

(b)                              the delivery by the Issuer to the New Dealer of an appropriate Confirmation Letter.

11.2                    Upon receipt of the relevant Confirmation Letter or execution of the relevant Subscription Agreement, as the case may be, each New Dealer shall, subject to the terms of the relevant Dealer Accession Letter or the relevant Subscription Agreement, as the case may be, become a party to this Agreement, vested with all authority, rights, powers, duties and obligations of a Dealer as if originally named as a Dealer under this Agreement provided that, except in the case of the appointment of a New Dealer for the duration of the Programme, following the Issue Date of the relevant Tranche, the relevant New Dealer shall have no further such authority, rights, powers, duties or obligations except for any which have accrued or been incurred prior to, or in connection with, the issue of the relevant Tranche.

11.3                    The Issuer shall promptly notify the other Dealers, the Trustee and the Agent of any appointment of a New Dealer for the duration of the Programme by supplying to them a copy of any Dealer Accession Letter and Confirmation Letter.  Such notice shall be required to be given in the case of an appointment of a New Dealer for a particular Tranche of Notes to the Trustee and the Agent only.

12.                            INCREASE IN THE AGGREGATE NOMINAL AMOUNT OF THE PROGRAMME

12.1                    From time to time the Issuer and the Guarantors may increase the aggregate nominal amount of the Notes that may be issued under the Programme by delivering to the Dealers (with a copy to the Trustee and the Agent) a letter substantially in the form set out in Appendix 4.  Upon the date specified in the notice (which date may not be earlier than seven London business days after the date the notice is given) and subject to satisfaction of the conditions precedent set out in subclause 12.2, all references in the Agreements to a Euro Medium Term Note Programme of a certain nominal amount shall be deemed to be references to a Euro Medium Term Note Programme of the increased nominal amount.

12.2                    Notwithstanding subclause 12.1, the right of the Issuer and the Guarantors to increase the aggregate nominal amount of the Programme shall be subject to each Dealer having received and found satisfactory all the documents and confirmations described in Part 2 of the Initial Documentation List (with such changes as may be relevant with reference to the circumstances at the time of the proposed increase as are agreed between the Issuer, the Guarantors and the Dealers), and the satisfaction of any further conditions precedent that any of the Dealers may reasonably require, including, without limitation, the production of a new Base Prospectus or a supplement to the Base Prospectus by the Issuer and the Guarantors and any further or other documents required by the relevant authority or authorities for the purpose of listing any Notes to be issued under the increased Programme on the relevant Stock Exchange.  The Arranger shall circulate to the Dealers all the documents and confirmations described in Part 2 of the Initial Documentation List and any further conditions precedent so required.  Any Dealer must notify the Arranger and the Issuer within seven London business days of receipt if it considers, in its reasonable opinion, that any of the documents, confirmations and, if applicable, further conditions precedent are unsatisfactory and, in the absence of such notification, each Dealer shall be deemed to consider the documents and confirmations to be satisfactory and any further conditions precedent to be satisfied.

13.                            STATUS OF THE ARRANGER

13.1                    Each of the Dealers agrees that the Arranger has only acted in an administrative capacity to facilitate the establishment and/or maintenance of the Programme and has no responsibility to it for (a) the adequacy, accuracy, completeness or reasonableness of any representation, warranty, undertaking, agreement, statement or information in the Base Prospectus, any Final Terms, this Agreement or any information provided in connection with the Programme or (b) the nature and suitability to it of all legal, tax and accounting matters and all documentation in connection with the Programme or any Tranche.

13.2                    The Arranger shall have only those duties, obligations and responsibilities expressly specified in this Agreement.

14.                            COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

15.                            COMMUNICATIONS

15.1                    All communications shall be by fax or letter delivered by hand or (but only where specifically provided in the Procedures Memorandum) by telephone.  Each communication shall be made to the relevant party at the fax number or address or telephone number and, in the case of a communication by fax or letter, marked for the attention of, or (in the case of a communication by telephone) made to, the person or department from time to time specified in writing by that party to the others for the purpose.  The initial telephone number, fax number and person or department so specified by each party are set out in the Procedures Memorandum.

15.2                    A communication shall be deemed received (if by fax) when an acknowledgement of receipt is received, (if by telephone) when made or (if by letter) when delivered, in each case in the manner required by this clause.  However, if a communication is received after business hours on any business day or on a day which is not a business day in the place of receipt it shall be deemed to be received and become effective at the opening of business on the next business day in the place of receipt.  Every communication shall be irrevocable save in respect of any manifest error in it.

15.3                    Any notice given under or in connection with this Agreement shall be in English.  All other documents provided under or in connection with this Agreement shall be:

(a)                               in English; or

(b)                              if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

16.                            BENEFIT OF AGREEMENT

16.1                    This Agreement shall be binding on and shall inure for the benefit of the Issuer, the Guarantors and each Dealer and their respective successors and permitted assigns.

16.2                    A Dealer may only assign or transfer its rights or obligations under this Agreement with the prior written consent of the Issuer and the Guarantors except for an assignment and/or transfer of all of a Dealer’s rights and obligations under this Agreement in whatever form the Dealer determines may be appropriate to a partnership, corporation, trust or other organisation in whatever form that may succeed to, or to which the Dealer transfers, all or substantially all of the Dealer’s assets and business and that assumes the obligations by contract, operation of law or otherwise.  Upon any transfer and assumption of obligations the Dealer shall be relieved of and fully discharged from all obligations under this Agreement, whether the obligations arose before or after the transfer and assumption.

17.                            CURRENCY INDEMNITY

If, under any applicable law and whether pursuant to a judgment being made or registered against the Issuer or the Guarantors or in the liquidation, insolvency or analogous process of the Issuer or the Guarantors or for any other reason, any payment under or in connection with this Agreement is made or falls to be satisfied in a currency (the other currency) other than that in which the relevant payment is expressed to be due (the required currency) under this Agreement, then, to the extent that the payment (when converted into the required currency at the rate of exchange on the date of payment or, if it is not practicable for the relevant Dealer to purchase the required currency with the other currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so or, in the case of a liquidation, insolvency or analogous process, at the rate of exchange on the latest date permitted by applicable law for the determination of liabilities in such liquidation, insolvency or analogous process) actually received by the relevant Dealer falls short of the amount due under the terms of this Agreement, the Issuer and the Guarantors jointly and severally undertake that they shall, as a separate and independent obligation, indemnify and hold harmless the Dealer against the amount of such shortfall.  For the purpose of this clause rate of exchange means the rate at which the relevant Dealer is able on the London foreign exchange market on the relevant date to purchase the required currency with the other currency and shall take into account any premium and other reasonable costs of exchange.

18.                            CALCULATION AGENT

18.1                    In the case of any Series of Notes which require the appointment of a Calculation Agent, the relevant Dealer or, as the case may be, the Lead Manager may request the Issuer to appoint that Dealer or Lead Manager, or a person nominated by the Dealer or Lead Manager (a Nominee), as Calculation Agent.

18.2                    Should a request be made to the Issuer for the appointment of that Dealer or Lead Manager as the Calculation Agent, the appointment shall be automatic upon the issue of the relevant Series of Notes and shall, except as agreed, be on the terms set out in the Calculation Agency Agreement set out in Schedule 1 to the Agency Agreement, and no further action shall be required to effect the appointment of the Dealer or Lead Manager as Calculation Agent in relation to that Series of Notes, and the Schedule to the Calculation Agency Agreement shall be deemed to be duly annotated to include that Series.  The name of the Dealer or Lead Manager so appointed will be entered in the applicable Final Terms.

18.3                    Should a request be made to the Issuer for the appointment of a Nominee as the Calculation Agent, the Nominee shall agree with the Issuer in writing to its appointment as Calculation Agent on the terms set out in the Calculation Agency Agreement set out in Schedule 1 to the Agency Agreement and no further action shall be required to effect the appointment of the Nominee as Calculation Agent in relation to that Series of Notes, and the Schedule to the Calculation Agency Agreement shall be deemed to be duly annotated to include that Series.  The name of the Nominee so appointed will be entered in the applicable Final Terms.

19.                            STABILISATION

In connection with the distribution of any Notes, any Dealer designated as a Stabilising Manager in the applicable Final Terms may over-allot or effect transactions which support the market price of the Notes at a level higher than that which might otherwise prevail, but in doing so such Dealer shall act as principal and not as agent of the Issuer or the Guarantors.  Any stabilisation will be conducted in accordance with all applicable laws and regulations.  Any loss resulting from over-allotment and stabilisation shall be borne, and any net profit arising therefrom shall be retained, by any Stabilising Manager for its own account.

20.                            CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

21.                            GOVERNING LAW AND SUBMISSION TO JURISDICTION

21.1                    This Agreement and every agreement for the issue and purchase of Notes as referred to in clause 2 and any non-contractual obligations arising out of or in connection with such agreement are governed by, and shall be construed in accordance with, English law.

21.2                    Subject to sub-clause 21.4, the courts of England have jurisdiction to settle any disputes which may arise out of or in connection with the Notes and/or the Coupons, including a dispute relating to any non-contractual obligations arising out of or in connection with the Notes and/or the Coupons, (a Dispute) and, accordingly, each of the Issuer and any Noteholders and Couponholders in relation to any Dispute submits to the jurisdiction of such courts.

21.3                    For the purposes of this clause 21, the Issuer hereby irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any suit, action or proceedings (together referred to as Proceedings) in any such court on the grounds that that any such Proceedings have been brought in an inconvenient forum.

21.4                    To the extent allowed by law, the Noteholders and the Couponholders may, in respect of any Dispute or Disputes, take (i) Proceedings against the Issuer in any other court of competent jurisdiction, and (ii) concurrent Proceedings in one or more jurisdictions.

21.5                    The Issuer appoints Luxottica UK Ltd. at its registered office for the time being as its agent for service of process in England, and undertakes that, in the event of Luxottica UK Ltd. ceasing so to act or ceasing to be registered in England, it will appoint another person as its agent for service of process in England in respect of any Proceedings. Nothing herein shall affect the right to serve proceedings in any other manner permitted by law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

APPENDIX 1

INITIAL DOCUMENTATION LIST

PART 1

1.                                    A certified copy of the by-laws of the each of the Issuer and the Guarantors.

2.                                    A certified copy of all resolutions and other authorisations required to be passed or given, and evidence of any other action required to be taken, on behalf of the Issuer and the Guarantors:

(a)                               to approve its entry into the Agreements, the creation of the Programme and the issue of Notes;

(b)                              to authorise appropriate persons to execute each of the Agreements and any Notes and to take any other action in connection therewith; and

(c)                               to authorise appropriate persons to enter into agreements with any Dealer on behalf of the Issuer to issue Notes in accordance with clause 2 of this Agreement.

3.                                    A certified list of the names, titles and specimen signatures of the persons authorised on behalf of the Issuer and the Guarantors in accordance with paragraph 2(c).

4.                                    Certified copies of any other governmental or other consents, authorisations and approvals required for the Issuer to issue or for the Guarantors to guarantee Notes, for the Issuer and the Guarantors to execute and deliver the Agreements and for the Issuer and the Guarantors to fulfil their respective obligations under the Agreements.

5.                                    Confirmation that one or more master Temporary Global Notes and master Permanent Global Notes (from which copies can be made for each particular issue of Notes), duly executed by a person or persons authorised to take action on behalf of the Issuer as specified in paragraph 2(b) above, have been delivered to the Agent.

6.                                    Legal opinions addressed to each of the Dealers and the Trustee dated on the date of this Agreement, in such form and with such content as the Dealers and the Trustee may reasonably require, from:

(a)                               Clifford Chance Studio Legale Associato, legal advisers to the Issuer and Luxottica S.r.l. as to Italian law;

(b)                              Winston & Strawn LLP, legal advisers to Luxottica U.S. Holdings Corp. as to U.S. law; and

(c)                               Allen & Overy LLP, legal advisers to the Dealers and the Trustee as to English and Italian law.

7.                                    A conformed copy of each Agreement and confirmation that executed copies of each Agreement have been delivered, in the case of the Trust Deed, to the Trustee and, in the case of the Agency Agreement, to the Trustee and the Agent (for itself and the other agents party thereto).

8.                                    Confirmation of the execution and delivery by the Issuer of the Programme effectuation authorisation to each of Euroclear and Clearstream, Luxembourg (the ICSDs), the execution and delivery of an Issuer – ICSD Agreement by the parties thereto and the making by the Agent of a common safekeeper election in accordance with sub-clause 2.3 of the Agency Agreement.

9.                                    A printed final version of the Base Prospectus and the Procedures Memorandum.

10.                            Confirmation that the Base Prospectus has been approved as a base prospectus by the CSSF and has been published in accordance with the Prospectus Directive.

11.                            Comfort letter from PricewaterhouseCoopers S.p.A. as independent auditors of the Issuer and the Guarantors in such form and with such content as the Dealers may reasonably request.

12.                            Confirmation that the Programme has been rated BBB+ by Standard & Poor’s.

13.                            Letter from Luxottica UK Ltd. confirming its acceptance as agent for service of process of the Issuer and the Guarantors.

PART 2

1.                                    A certified copy of the by-laws of the each of the Issuer and the Guarantors or confirmation that they have not been changed since they were last submitted to the Dealers.

2.                                    A certified copy of all resolutions and other authorisations required to be passed or given, and evidence of any other action required to be taken, on behalf of the Issuer and the Guarantors to approve the increase in the amount of the Programme.

3.                                    Certified copies of any other governmental or other consents, authorisations and approvals required for the increase.

4.                                    Confirmation that one or more master Temporary Global Notes and master Permanent Global Notes (from which copies can be made for each particular issue of Notes), duly executed by a person or persons authorised to take action on behalf of the Issuer as specified in paragraph 2(b) of Part 1 of the Initial Documentation List, have been delivered to the Agent.

5.                                    Legal opinions addressed to each of the Dealers and the Trustee dated on or after the date of this Agreement, in such form and with such content as the Dealers and the Trustee may reasonably require, from:

(a)                               Clifford Chance Studio Legale Associato, legal advisers to the Issuer and Luxottica S.r.l. as to Italian law;

(b)                              Winston & Strawn LLP, legal advisers to Luxottica U.S. Holdings Corp. as to U.S. law; and

(c)                               Allen & Overy LLP, legal advisers to the Dealers and the Trustee as to English and Italian law.

6.                                    A printed final version of the Base Prospectus.

7.                                    Confirmation that that (i) the Base Prospectus has been approved as a base prospectus by the CSSF or (ii) the supplement has been approved by the CSSF and, in each case, has been published in accordance with the Prospectus Directive.

8.                                    Comfort letter from PricewaterhouseCoopers S.p.A. as independent auditors of the Issuer and the Guarantors in such form and with such content as the Dealers may reasonably request.

9.                                    Confirmation from Standard & Poor’s that there has been no change in the rating assigned by them to the Programme as a result of the increase.

APPENDIX 2

SELLING RESTRICTIONS

1.                                    United States

1.1                            The Notes have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.  Each Dealer represents and agrees that it has offered and sold any Notes, and will offer and sell any Notes (i) as part of their distribution at any time and (ii) otherwise until 40 days after the completion of the distribution of all Notes of the Tranche of which such Notes are a part, as determined and certified as provided below, only in accordance with Rule 903 of Regulation S under the Securities Act.  Each Dealer who has purchased Notes of a Tranche hereunder (or in the case of a sale of a Tranche of Notes issued to or through more than one Dealer, each of such Dealers as to the Notes of such Tranche purchased by or through it or, in the case of a syndicated issue, the relevant Lead Manager) shall determine and certify to the Agent the completion of the distribution of the Notes of such Tranche.  On the basis of such notification or notifications, the Agent has agreed to notify such Dealer/Lead Manager of the end of the distribution compliance period with respect to such Tranche.  Each Dealer also agrees that, at or prior to confirmation of sale of Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the Securities Act), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the completion of the distribution of the Securities as determined and certified by the relevant Dealer, in the case of a non-syndicated issue, or the Lead Manager, in the case of a syndicated issue, and except in either case in accordance with Regulation S under the Securities Act.  Terms used above have the meanings given to them by Regulation S.”

Terms used in this subclause 1.1 have the meanings given to them by Regulation S.

1.2                            Each Dealer represents and agrees that it, its affiliates or any persons acting on its or their behalf have not engaged and will not engage in any directed selling efforts with respect to any Note, and it and they have complied and will comply with the offering restrictions requirement of Regulation S.

1.3                            In addition in respect of Notes where TEFRA D is specified in the applicable Final Terms:

(a)                               except to the extent permitted under U.S. Treas. Reg. Section 1.163-5(c)(2)(i)(D) (the D Rules), each Dealer (i) represents that it has not offered or sold, and agrees that during the restricted period it will not offer or sell, Notes in bearer form to a person who is within the United States or its possessions or to a United States person, and (ii) represents that it has not delivered and agrees that it will not deliver within the United States or its possessions definitive Notes in bearer form that are sold during the restricted period;

(b)                              each Dealer represents that it has and agrees that throughout the restricted period it will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Notes in bearer form are aware that such Notes may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules;

(c)                               if it is a United States person, each Dealer represents that it is acquiring Notes in bearer form for purposes of resale in connection with their original issuance and if it retains Notes in bearer form for its own account, it will only do so in accordance with the requirements of U.S. Treas. Reg. Section l.163-5(c)(2)(i)(D)(6); and

(d)                              with respect to each affiliate that acquires Notes in bearer form from a Dealer for the purpose of offering or selling such Notes during the restricted period, such Dealer either (i) repeats and confirms the representations and agreements contained in subclauses 1.3(a), 1.3(b) and 1.3(c) on such affiliate’s behalf, or (ii) will obtain from such affiliate for the benefit of the Issuer and the Guarantors the representations and agreements contained in subclauses 1.3(a), 1.3(b) and 1.3(c) above.

Terms used in this subclause 1.3 have the meanings given to them by the U.S. Internal Revenue Code of 1986 and Treasury regulations promulgated thereunder, including the D Rules.

1.4                            In respect of Notes where TEFRA C is specified in the applicable Final Terms, such Notes must be issued and delivered outside the United States and its possessions in connection with their original issuance.  Each Dealer represents and agrees that it has not offered, sold or delivered, and will not offer, sell or deliver, directly or indirectly, such Notes within the United States or its possessions in connection with their original issuance.  Further, each Dealer represents and agrees in connection with the original issuance of such Notes that it has not communicated, and will not communicate, directly or indirectly, with a prospective purchaser if such purchaser is within the United States or its possessions and will not otherwise involve its U.S. office in the offer or sale of such Notes.

2.                                    Public Offer Selling Restriction under the Prospectus Directive

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Dealer represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by the Base Prospectus as completed by the Final Terms in relation thereto to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Notes to the public in that Relevant Member State:

(a)                               at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)                              at any time to fewer than 100 or, if the relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c)                               at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes referred to in (a) to (c) above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of Notes to the public in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC(and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

3.                                    United Kingdom

Each Dealer represents and agrees that:

(a)                               in relation to any Notes having a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the FSMA by the Issuer;

(b)                              it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantors; and

(c)                               it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

4.                                    Italy

The offering of the Notes has not been registered pursuant to Italian securities legislation and, accordingly, no Notes may be offered, sold or delivered, nor may copies of the Base Prospectus or of any other document relating to the Notes be distributed in the Republic of Italy, except:

(i)                                  to qualified investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the Financial Services Act) and Article 34-ter, first paragraph, letter (b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended from time to time (Regulation No. 11971); or

(ii)                              in other circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Financial Services Act and Article 34-ter of Regulation No. 11971.

Any offer, sale or delivery of the Notes or distribution of copies of the Base Prospectus or any other document relating to the Notes in the Republic of Italy under (i) or (ii) above must be:

(a)                               made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of 29 October 2007 (as amended from time to time) and Legislative Decree No. 385 of 1 September 1993, as amended (the Banking Act); and

(b)                              in compliance with Article 129 of the Banking Act, as amended, and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in the Republic of Italy; and

(c)                               in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or other Italian authority.

5.                                    Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No.25 of 1948, as amended; the FIEA) and each Dealer represents and agrees, and each further Dealer appointed under the Programme will be required to represent and agree, that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

6.                                    General

Each Dealer agrees that it will (to the best of its knowledge and belief) comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers Notes or possesses or distributes the Base Prospectus and will obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and none of the Issuer, the Guarantors, the Trustee and any other Dealer shall have any responsibility therefor.

None of the Issuer, the Guarantors, the Trustee and any of the Dealers represents that Notes may at any time lawfully be sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to any exemption available thereunder, or assumes any responsibility for facilitating any such sale.

With regard to each Tranche, the relevant Dealer will be required to comply with any additional restrictions agreed between the Issuer and the relevant Dealer and set out in the Subscription Agreement or Dealer Accession Letter, as relevant.

APPENDIX 3

FORMS OF DEALER ACCESSION LETTERS AND CONFIRMATION LETTERS

PART 1

FORM OF DEALER ACCESSION LETTER – PROGRAMME

[Date]

To:                           Luxottica Group S.p.A.

(the Issuer)

Dear Sirs,

LUXOTTICA GROUP S.p.A.

€2,000,000,000

Euro Medium Term Note Programme

unconditionally and irrevocably guaranteed by

Luxottica U.S. Holdings Corp.

and

Luxottica S.r.l.

We refer to the Programme Agreement dated 10 May 2013 entered into in respect of the above Euro Medium Term Note Programme and made between the Issuer, Luxottica U.S. Holdings Corp. and Luxottica S.r.l. (each a Guarantor and together, the Guarantors) and the Dealers party to it (which agreement, as amended, supplemented or restated from time to time, is referred to as the Programme Agreement).

We confirm that we are in receipt of the following documents:

(a)                               a copy of the Programme Agreement; and

(b)                              a copy of current versions of all other documents delivered under Appendix 1 to the Programme Agreement as we have requested,

and have found them to our satisfaction.

For the purposes of the Programme Agreement our notice details are as follows:

[insert name, address, telephone, facsimile, and attention].

In consideration of the appointment by the Issuer of us as a Dealer under the Programme Agreement we undertake, for the benefit of the Issuer, the Guarantors and each of the other Dealers, that we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement.

This letter and any non-contractual obligations arising out of or in connection with this letter are governed by, and shall be construed in accordance with, English law.

Yours faithfully,

[Name of New Dealer]

By:

cc:                              BNP Paribas Trust Corporation UK Ltd as Trustee

BNP Paribas Securities Services, Luxembourg Branch as Agent

The other Dealers

PART 2

FORM OF CONFIRMATION LETTER – PROGRAMME

[Date]

To:                           [Name and address of New Dealer]

Dear Sirs,

LUXOTTICA GROUP S.p.A.

€2,000,000,000

Euro Medium Term Note Programme

unconditionally and irrevocably guaranteed by

Luxottica U.S. Holdings Corp.

and

Luxottica S.r.l.

We refer to the Programme Agreement dated 10 May 2013 (which agreement, as amended, supplemented or restated from time to time, is referred to as the Programme Agreement) entered into in respect of the above Euro Medium Term Note Programme and acknowledge receipt of your Dealer Accession Letter to us dated [specify].

We confirm that, with effect from today’s date, you shall become a Dealer under the Programme Agreement in accordance with subclause 11.2 of the Programme Agreement.

Yours faithfully,

Luxottica Group S.p.A.

By:

cc:                              BNP Paribas Trust Corporation UK Ltd as Trustee

BNP Paribas Securities Services, Luxembourg Branch as Agent

The other Dealers

PART 3

FORM OF DEALER ACCESSION LETTER – NOTE ISSUE

[Date]

To:                           Luxottica Group S.p.A.

(the Issuer)

Dear Sirs,

LUXOTTICA GROUP S.p.A.

€2,000,000,000

Euro Medium Term Note Programme

unconditionally and irrevocably guaranteed by

Luxottica U.S. Holdings Corp.

and

Luxottica S.r.l.

[Description of issue]

(the Notes)

We refer to the Programme Agreement dated 10 May 2013 and made between the Issuer, Luxottica U.S. Holdings Corp. and Luxottica S.r.l. (each a Guarantor and together, the Guarantors) and the Dealers party to it (which agreement, as amended, supplemented or restated from time to time, is referred to as the Programme Agreement).

We confirm that we are in receipt of the following documents:

(a)                               a copy of the Programme Agreement; and

(b)                              a copy of current versions of all other documents delivered under Appendix 1 of the Programme Agreement as we have requested,

and have found them to our satisfaction.

For the purposes of the Programme Agreement our notice details are as follows:

[insert name, address, telephone, facsimile, and attention].

In consideration of the appointment by the Issuer of us as a Dealer under the Programme Agreement in respect of the issue of the Notes we undertake, for the benefit of the Issuer, the Guarantors and each of the other Dealers, that, in relation to the issue of the Notes, we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement.

[Include any additional selling restrictions.]

This letter and any non-contractual obligations arising out of or in connection with this letter are governed by, and shall be construed in accordance with, English law.

Yours faithfully,

[Name of New Dealer]

By:

cc:                              BNP Paribas Trust Corporation UK Ltd as Trustee

BNP Paribas Securities Services, Luxembourg Branch as Agent

PART 4

FORM OF CONFIRMATION LETTER – NOTE ISSUE

[Date]

To:                           [Name and address of New Dealer]

Dear Sirs,

LUXOTTICA GROUP S.p.A.

€2,000,000,000

Euro Medium Term Note Programme

unconditionally and irrevocably guaranteed by

Luxottica U.S. Holdings Corp.

and

Luxottica S.r.l.

[Description of issue]

(the Notes)

We refer to the Programme Agreement dated 10 May 2013 (which agreement, as amended, supplemented or restated from time to time, is referred to as the Programme Agreement) and acknowledge receipt of your Dealer Accession Letter to us dated [specify].

We confirm that, with effect from today’s date, in respect of the issue of the Notes, you shall become a Dealer under the Programme Agreement in accordance with subclause 11.2 of the Programme Agreement.

Yours faithfully,

Luxottica Group S.p.A.

By:

cc:                              BNP Paribas Trust Corporation UK Ltd as Trustee

BNP Paribas Securities Services, Luxembourg Branch as Agent

APPENDIX 4

LETTER REGARDING INCREASE IN THE NOMINAL AMOUNT OF THE PROGRAMME

[Date]

To:                           The Dealers

(as defined in the

Programme Agreement dated 10 May 2013,

as amended, supplemented or restated from

time to time (the Programme Agreement))

Dear Sirs,

LUXOTTICA GROUP S.p.A.

€2,000,000,000

Euro Medium Term Note Programme

unconditionally and irrevocably guaranteed by

Luxottica U.S. Holdings Corp.

and

Luxottica S.r.l.

We require, pursuant to subclause 12.1 of the Programme Agreement, that the aggregate nominal amount of the above Programme be increased to €[specify] from [specify date which is no earlier than seven London business days after the date the notice is given] whereupon (but subject as provided in the next paragraph) all references in the Agreements will be deemed amended accordingly.

We understand that this increase is subject to the satisfaction of the condition set out in subclause 12.2 of the Programme Agreement, namely that each Dealer shall have received and found satisfactory all the documents and confirmations described in Part 2 of the Initial Documentation List (with such changes as may be relevant, with reference to the circumstances at the time of the proposed increase, as are agreed between the Issuer and the Dealers) and the delivery of any further conditions precedent that any of the Dealers may reasonably require.

You must notify the Arranger and ourselves within seven London business days of receipt by you of those documents and confirmations and, if applicable, further conditions precedent if you consider (in your reasonable opinion) that any of them are unsatisfactory and, in the absence of such notification, you will be deemed to consider such documents and confirmations to be satisfactory and such further conditions precedent to be satisfied.

Terms used in this letter have the meanings given to them in the Programme Agreement.

Yours faithfully,

Luxottica Group S.p.A.

By:

cc:                              BNP Paribas Trust Corporation UK Ltd as Trustee

BNP Paribas Securities Services, Luxembourg Branch as Agent]

APPENDIX 5

FORM OF SUBSCRIPTION AGREEMENT

LUXOTTICA GROUP S.p.A.

€2,000,000,000

Euro Medium Term Note Programme

unconditionally and irrevocably guaranteed by

Luxottica U.S. Holdings Corp.

and

Luxottica S.r.l.

[DESCRIPTION OF ISSUE]

[DATE]

To:                           [Names of Dealers]

(the Managers)

c/o                             [Name of Lead Manager]

(the Lead Manager)

cc:                              BNP Paribas Trust Corporation UK Ltd as Trustee

BNP Paribas Securities Services, Luxembourg Branch as Agent

Dear Sirs,

Luxottica Group S.p.A. (the Issuer) proposes to issue [DESCRIPTION OF ISSUE] (the Notes) under the €2,000,000,000 Euro Medium Term Note Programme established by it.  The Notes will be unconditionally and irrevocably guaranteed by Luxottica U.S. Holdings Corp. and Luxottica S.r.l. (each a Guarantor and together, the Guarantors). The terms of the issue shall be as set out in the form of Final Terms attached to this Agreement as Annex 1.

This Agreement is supplemental to the Programme Agreement (the Programme Agreement) dated 10 May 2013 made between the Issuer, the Guarantors and the Dealers party thereto.  All terms with initial capitals used herein without definition have the meanings given to them in the Programme Agreement.

We wish to record the arrangements agreed between us in relation to the issue of the Notes:

1.                                    This Agreement appoints each Manager which is not a party to the Programme Agreement (each a New Dealer) as a New Dealer in accordance with the provisions of clause 11 of the Programme Agreement for the purposes of the issue of the Notes.  Each Manager confirms that it is in receipt of the documents referenced below:

(a)                               a copy of the Programme Agreement; and

(b)                            a copy of such of the documents delivered under Appendix 1 of the Programme Agreement as it has requested.

For the purposes of the Programme Agreement the details of the Lead Manager for service of notices are as follows:

[insert name, address, telephone, facsimile, and attention].

In consideration of the Issuer appointing each New Dealer as a Dealer in respect of the Notes under the Programme Agreement, each New Dealer hereby undertakes, for the benefit of the Issuer, the Guarantors, the Lead Manager (for itself and each of the other Dealers) and the Managers, that, in relation to the issue of the Notes, it will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement, a copy of which it acknowledges it has received from the Lead Manager.  The Issuer and the Guarantors each confirms that each New Dealer shall be vested with all authority, rights, powers, duties and obligations of a Dealer in relation to the issue of the Notes as if originally named as a Dealer under the Programme Agreement provided that following the Issue Date of the Notes each New Dealer shall have no further such authority, rights, powers, duties or obligations except for any which have accrued or been incurred prior to, or in connection with, the issue of the Notes.

2.                                    Subject to the terms and conditions of the Programme Agreement and this Agreement the Issuer agrees to issue the Notes and the Managers jointly and severally agree to subscribe or procure subscribers for the Notes at a price of [specify] per cent. of the principal amount of the Notes (the Purchase Price), being the issue price of [specify] per cent. less [a selling [commission/concession] of [specify] per cent. of such principal amount and a combined management and underwriting commission of [specify] per cent. of such principal amount].

3.                                    The settlement procedures set out in Part 2 of Annex 1 to the Procedures Memorandum shall apply as if set out in this Agreement provided that, for the purposes of this Agreement:

(a)                               the sum payable on the Issue Date shall represent the Purchase Price [less any amount payable in respect of Managers’ expenses as provided in the agreement referred to in clause 4 of this Agreement/specify];

(b)                              Issue Date means [specify] a.m. ([specify] time) on [specify] or such other time and/or date as the Issuer and the Lead Manager on behalf of the Managers may agree; and

(c)                               Payment Instruction Date means the Issue Date unless there is to be a pre-closing for the issue in which case it means the business day (being a day on which banks and foreign exchange markets are open for general business in London and Milan) prior to the Issue Date.

4.                                    [The arrangements in relation to expenses have been separately agreed between the Issuer, the Guarantors and the Lead Manager.]

5.                                    The obligation of the Managers to purchase the Notes is conditional upon:

(a)                               the conditions set out in subclause 3.2 (other than that set out in subclause 3.2(f)) of the Programme Agreement being satisfied as of the Payment Instruction Date (on the basis that the references therein to relevant Dealer shall be construed as references to the Lead Manager) and without prejudice to the aforesaid, the Base Prospectus dated [specify][, as supplemented by [       ],] containing all material information relating to the assets and liabilities, financial position and profits and losses of the Issuer and the Guarantors and nothing having happened or being expected to happen which would require the Base Prospectus[, as so supplemented,] to be [further] supplemented or updated; and

(b)                              the delivery to the Lead Manager on the Payment Instruction Date of:

(i)                                  legal opinions addressed to the Managers and the Trustee dated the Payment Instruction Date in such form and with such contents as the Lead Manager, on behalf of the Managers, may reasonably require from Clifford Chance Studio Legale Associato, the legal advisers to the Issuer and Luxottica S.r.l. as to Italian law, from

Winston & Strawn LLP, the legal advisers to Luxottica U.S. Holdings Corp. as to U.S. law and from Allen & Overy LLP, the legal advisers to the Managers as to English and Italian law;

(ii)                              a certificate dated the Payment Instruction Date signed by a duly authorised officer of the Issuer and a certificate dated the Payment Instruction Date signed by a duly authorised officer of the Guarantors giving confirmation to the effect stated in subclause 5(a);

(iii)                       comfort letters dated the date of this Agreement and the Payment Instruction Date from the independent auditors of each of the Issuer and the Guarantors, in such form and with such content as the Managers may reasonably request; and

(iv)                          [such other conditions precedent as the Lead Manager may reasonably require].

If any of the foregoing conditions is not satisfied on or before the Payment Instruction Date, this Agreement shall terminate on that date and the parties to this Agreement shall be under no further liability arising out of this Agreement (except for any liability of the Issuer or, failing the Issuer, the Guarantors in relation to expenses as provided in the agreement referred to in clause 4 and except for any liability arising before or in relation to termination), provided that the Lead Manager, on behalf of the Managers, may in its discretion waive any of the aforesaid conditions (other than the condition precedent contained in subclause 3.2(c) of the Programme Agreement) or any part of them.

6.                                    The Lead Manager, on behalf of the Managers, may, by notice to the Issuer and the Guarantors, terminate this Agreement at any time prior to payment of the net purchase money to the Issuer if in the opinion of the Lead Manager there shall have been such a change, whether or not foreseeable at the date of this Agreement, in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its view be likely to prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market and, upon notice being given, the parties to this Agreement shall (except for any liability of the Issuer or, failing the Issuer, the Guarantors in relation to expenses as provided in the agreement referred to in clause 4 of this Agreement and except for any liability arising before or in relation to termination) be released and discharged from their respective obligations under this Agreement.

[Consider whether Clause [No Fiduciary Duties] of the Programme Agreement requires adaptation for the particular issue, and set out amendment here, if so.]

[Include any additional selling restrictions.]

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

7.                                    Clause 21 (Governing Law and Submission to Jurisdiction) of the Programme Agreement shall also apply to this Agreement as if expressly incorporated herein.

8.                                    This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

Please confirm that this letter correctly sets out the arrangements agreed between us.

Yours faithfully,

For:                       Luxottica Group S.p.A.

By:

For:	Luxottica U.S. Holdings Corp.	For: Luxottica S.r.l.

By:		By:

We confirm that this letter correctly sets out the arrangements agreed between us.

For:	[NAMES OF MANAGERS]

By:

ANNEX 1

TO THE SUBSCRIPTION AGREEMENT

[Form of Final Terms]

SIGNATORIES

The Issuer

Luxottica Group S.p.A.

By: /s/ Marco Bigatti

The Guarantors

Luxottica U.S. Holdings Corp.

By: /s/ Marco Bigatti

Luxottica S.r.l.

By: /s/ Marco Bigatti

The Dealers

Banca IMI S.p.A.

BNP Paribas

Citigroup Global Markets Limited

Crédit Agricole Corporate and Investment Bank

J.P.Morgan Securities plc

Mediobanca – Banca di Credito Finanziario S.p.A.

Merrill Lynch International

The Royal Bank of Scotland plc

UniCredit Bank AG

By: /s/ Pablo D’Inca

Deutsche Bank AG, London Branch

By: /s/ Susanne Harutunian	/s/ Stephanie Lincoln

By: